Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880	Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao Chairman, President and Chief Executive Officer 781-224-0880	Breht T. Feigh Executive Vice President, Chief Financial Officer and Treasurer 781-224-0880

AMERICAN DENTAL PARTNERS

REPORTS SECOND QUARTER AND FIRST HALF 2007 FINANCIAL RESULTS

WAKEFIELD, MASSACHUSETTS, July 30, 2007—American Dental Partners, Inc. (NASDAQ:ADPI) announced financial results today for the quarter and six months ended June 30, 2007.

Comparing the second quarter of 2007 with the second quarter of 2006:

•	Net revenue was $66,552,000 as compared to $55,078,000, an increase of 21%.

•	Earnings from operations were $8,187,000 as compared to $5,723,000, an increase of 43%.

•	Net earnings were $4,528,000 as compared to $3,183,000, an increase of 42%.

•	Diluted net earnings per share were $0.34, as compared to $0.25, an increase of 36%.

•	Diluted cash net earnings per share were $0.41 as compared to $0.31, an increase of 32%.

Comparing the first six months of 2007 with the first six months of 2006:

•	Net revenue was $132,010,000 as compared to $109,144,000, an increase of 21%.

•	Earnings from operations were $15,410,000 as compared to $10,811,000, an increase of 43%.

•	Net earnings were $8,407,000 as compared to $5,974,000, an increase of 41%.

•	Diluted net earnings per share were $0.64, as compared to $0.46, an increase of 39%.

•	Diluted cash net earnings per share were $0.77 as compared to $0.59, an increase of 31%.

Patient revenue of the Company’s affiliated dental group practices increased 19.1% to $100,127,000 for the quarter, which includes $94,375,000 from dental group practices which are affiliated with the Company by means of service agreements and $5,752,000 from Arizona’s Tooth Doctor for Kids. Same market patient revenue growth was 10.6% for the quarter.

Cash flow from operations was $9,897,000 for the quarter. Capital expenditures were $3,531,000 for the quarter. The Company expanded/relocated four dental facilities and completed two de novo dental facilities during the quarter. Amounts paid for affiliations and acquisitions, including contingent payments and affiliation costs, amounted to $14,744,000 for the quarter. During the quarter the Company completed one in-market affiliation, which was combined with an existing platform affiliated practice in New York. The Company, as previously announced, also completed three platform affiliations, and entered into new Service Agreements, in California, Minnesota and Texas. Affiliations and acquisitions completed during the first six months generate approximately $20 million in annualized patient revenue.

The Company incurred professional fees of approximately $780,000 during the quarter as compared to $370,000 for the prior year’s same quarter related to the previously announced litigation between the Company’s Minnesota subsidiary, PDHC, Ltd., and PDG, P.A., the affiliated practice at Park Dental. The Company recognized $504,000 in stock-based compensation expense, $326,000 net of tax or $0.02 per diluted share, during the quarter as compared to $374,000, $253,000 net of tax or $0.02 per diluted share, for the prior year’s same quarter.

The Company’s debt to total capitalization stood at 25% at June 30, 2007, compared to 23% at December 31, 2006. The Company achieved an annualized cash return on committed capital and cash return on equity for the quarter of 23% and 17%, respectively, compared to the prior year’s annualized cash return on committed capital and cash return on equity for the quarter of 21% and 15%, respectively.

Cash net earnings and cash earnings from operations are non-GAAP financial measures. In accordance with the requirement of SEC Regulation G, please see the attached financial tables for a presentation of the most comparable GAAP measures and the reconciliation to the nearest GAAP measure and all additional reconciliations required by Regulation G.

For further discussion of these events and a comprehensive review of the second quarter ended June 30, 2007, the Company will host its previously announced conference call on Tuesday, July 31, 2007 at 10:00 a.m. EDT, which will be broadcast live over the Internet at www.amdpi.com. The call will be hosted by Gregory A. Serrao, Chairman, President and Chief Executive Officer. To access the webcast, participants should visit the Investor Relations section of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available at www.amdpi.com approximately two hours after the call through 6:00 p.m. EDT Tuesday, August 7, 2007.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 25 dental group practices which have 220 dental facilities with approximately 1,997 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net revenue	$66,552	$55,078	$132,010	$109,144
Operating expenses:
Salaries and benefits	27,194	22,396	55,165	44,936
Lab fees and dental supplies	10,506	8,971	20,680	17,682
Office occupancy expenses	7,273	6,482	14,409	12,817
Other operating expenses	5,559	4,850	11,060	9,668
General corporate expenses	4,144	3,378	8,051	6,730
Depreciation expense	2,206	1,939	4,310	3,851
Amortization of intangible assets	1,483	1,339	2,925	2,649

Total operating expenses	58,365	49,355	116,600	98,333

Earnings from operations	8,187	5,723	15,410	10,811
Interest expense, net	578	470	1,203	954
Minority interest	90	0	247	0

Earnings before income taxes	7,519	5,253	13,960	9,857
Income taxes	2,991	2,070	5,553	3,883

Net earnings	$4,528	$3,183	$8,407	$5,974

Net earnings per common share:
Basic	$0.36	$0.26	$0.67	$0.49

Diluted	$0.34	$0.25	$0.64	$0.46

Weighted average common shares outstanding:
Basic	12,669	12,280	12,563	12,275

Diluted	13,302	12,848	13,203	12,850

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands)

(unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$5,693	$1,386
Accounts receivbale, net	20,535	16,373
Other current assets	7,700	6,860

Total current assets	33,928	24,619

Property and equipment, net	48,395	46,460

Other non-current assets:
Goodwill	22,556	23,091
Intangible assets, net	113,273	101,113
Other assets	1,086	537

Total non-current assets	136,915	124,741

Total assets	$219,238	$195,820

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$28,942	$29,351
Current maturities of debt	36	81

Total current liabilities	28,978	29,432

Non-current liabilities:
Long-term debt	42,621	33,807
Other liabilities	16,655	16,216

Total non-current liabilities	59,276	50,023

Total liabilities	88,254	79,455

Minority interest	751	54
Commitments and contingencies
Stockholders’ equity	130,233	116,311

Total liabilities and stockholders’ equity	$219,238	$195,820

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands, except per share amounts and statistical data)

(unaudited)

Selected statistical data

	June 30, 2007	June 30, 2006	% Change
Number of dental facilities	220	195	12.8%
Number of operatories (1)	1,997	1,808	10.5%
Number of affiliated dentists (2)	524	443	18.3%

Reconciliation of GAAP earnings, as reported, to cash net earnings

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net earnings (as reported)	$4,528	$3,183	$8,407	$5,974
Add: Amortization of intangible assets, net of tax	893	811	1,761	1,605

Cash net earnings (3)	$5,421	$3,994	$10,168	$7,579

Weighted average common shares outstanding	13,302	12,848	13,203	12,850

Diluted net earnings per share	$0.34	$0.25	$0.64	$0.46

Diluted cash net earnings per share (3)	$0.41	$0.31	$0.77	$0.59

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands)

(unaudited)

Calculation of cash return on committed capital and cash return on equity for the three and six months ended June 30, 2007 and 2006

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Earnings from operations	$8,187	$5,723	$15,410	$10,811
Add back: Amortization of intangible assets	1,483	1,339	2,925	2,649

Cash earnings from operations (4)	$9,670	$7,062	$18,335	$13,460

Annualized cash earnings from operations	$38,680	$28,248	$36,670	$26,920

Average committed capital (5)	$165,951	$133,902	$161,545	$134,596

Cash return on committed capital (4)	23%	21%	23%	20%

Net earnings	$4,528	$3,183	$8,407	$5,974
Add back: Amortization of intangible assets, net of taxes	893	811	1,761	1,605

Cash net earnings (3)	$5,421	$3,994	$10,168	$7,579

Annualized cash net earnings	$21,684	$15,976	$20,336	$15,158

Average stockholders’ equity (5)	$126,128	$107,078	$123,272	$105,400

Cash return on equity (4)	17%	15%	16%	14%

Patient revenue and same market patient revenue growth (6)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2007	2006	Change	2007	2006	Change
Patient revenue of affiliated practices:
Platform dental group practices affiliated with us in both periods of comparison	$92,985	$84,047	10.6%	$182,234	$166,861	9.2%
Platform dental group practices that affiliated with us during periods of comparison	7,142	—	—	16,431	1,472	1016.2%

Total patient revenue	100,127	84,047	19.1%	198,665	168,333	18.0%
Patient revenue of Arizona’s Tooth Doctor for Kids	5,752	—	—	11,555	—	—

Patient revenue of platform dental group practices affiliated with us by means of service agreements	94,375	84,047	12.3%	187,110	168,333	11.2%
Amounts due to us under service agreements	59,559	53,832	10.6%	118,039	106,808	10.5%

Amounts retained by platform dental group practices affiliated with us by means of service agreements	$34,816	$30,215	15.2%	$69,071	$61,525	12.3%

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(unaudited)

(1)	An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential equipment.

(2)	Includes full-time equivalent general or specialty dentists employed by or contracted with the affiliated practices, including Arizona’s Tooth Doctor for Kids.

(3)	Cash net earnings and diluted cash net earnings per share are not measures of financial performance under GAAP. Cash net earnings excludes amortization expense related to intangible assets, net of tax. The Company incurs significant amortization expense related to its service agreements while many companies, both in the same industry and other industries, no longer amortize a significant portion of their intangible assets pursuant to Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangible Assets. The Company believes that cash net earnings and diluted cash net earnings per share are important financial measures for understanding its relative financial performance.

(4)	Cash earnings from operations is not a measure of financial performance under GAAP. The Company believes that cash return on committed capital and cash return on equity are useful financial measures for understanding its financial performance.

(5)	Average committed capital calculated as average of beginning of quarter and end of quarter debt, including current portion, plus stockholders’ equity. Average stockholders’ equity calculated as average of beginning of quarter and end of quarter stockholders’ equity.

(6)	Includes patient revenue of affiliated dental group practices which are not consolidated with the Company’s financial results and patient revenue of Arizona’s Tooth Doctor for Kids which is consolidated with the Company’s financial results as of December 1, 2006.